EXHIBIT 10.15
                                                  1997 FORM 10-K


                              AMENDMENT NO. 1
                                    to
                           EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 dated March 5, 1998 (this "Amendment") to EMPLOYMENT AGREEMENT made and entered into March 11, 1996 (the "Original Agreement") by and between BUCYRUS INTERNATIONAL, INC., a Delaware corporation formerly known as Bucyrus-Erie Company, and WILLARD R. HILDEBRAND.

TERMS used in this Amendment that are defined in the Original Agreement and not defined otherwise in this Amendment shall have the meanings assigned to such terms in the Original Agreement.

THE COMPANY and the Executive desire to amend and modify various provisions of the Original Agreement:

NOW, THEREFORE, the parties hereby agree as follows:

1.   Term.

1.1  The "Initial Term" shall continue until March 11, 2000.

1.2 The "Term" shall include a "Full-Time Period" and may also include a "Part-Time Period".

1.3 The Full-Time Period shall continue until the earlier to occur of (i) such date, if any, as the Company and the Executive mutually agree in writing that a new person is ready to assume the responsibilities of Chief Executive Officer of the Company or (ii) the date of termination of Executive's employment under the Agreement. The Executive and the Company will use their mutual best efforts to identify and select no later than December 31, 1998 a new person to assume the responsibilities of Chief Executive Officer of the Company.

1.4 The Part-Time Period shall commence on such date, if any, as the Company and the Executive mutually agree in writing that a new person is ready to assume the responsibilities of Chief Executive Officer of the Company and shall continue until the date of termination of Executive's employment under the Agreement.

2.   Office.

2.1 During the Full-Time Period, the Executive shall hold the office of President and Chief Executive Officer of the Company.

2.2 During the Part-Time Period, the Executive shall hold the office of Vice Chairman of the Company.

2.3 During both the Full-Time Period and the Part-Time Period, the Executive and/or his Permitted Transferees (as defined in the Stockholders Agreement referred to in Section 8.2 below) shall serve as a director of the Company, provided that the Executive and/or his Permitted Transferees (as defined in the Stockholders Agreement referred to in Section 8.2 below) maintains ownership of the shares of Company Common Stock referenced in Section 8.1 hereof.

3.   Duties.

3.1 During the Full-Time Period, the Executive shall have the duties set forth in Section 2 of the Original Agreement.

3.2 During the Part-Time Period, (i) the Executive's duties shall be limited to advising the Chief Executive Officer of the Company on strategic planning and international business development issues, and (ii) the Executive shall not be required to devote more than 5 days per month to the business and affairs of the Company.

4.   Base Salary and Bonuses.

4.1 During the Full-Time Period, the Executive shall be paid the Base Salary and Bonuses provided for in Section 3 of the Original Agreement; provided, however, that, effective as of October 1, 1997, the Executive's Base Salary shall be increased to $450,000 per annum, with a retroactive payment to be made by the Company to the Executive as soon as reasonably practicable.

4.2 During the Part-Time Period, the Executive shall be paid a Base Salary of $120,000 per annum, but shall not be entitled to receive any annual bonus.

5.   Benefit Plan.

During both the Full-Time Period and the Part-Time Period, the Executive shall be entitled to the benefits provided for in Sections 7 and 8 of the Original Agreement, provided that during the Part-Time period the Executive shall not be entitled to receive any vacation benefits.

6.   Termination.

6.1 In the event of the termination of the Executive's employment during the Term, (i) the Executive shall be entitled to the severance benefits and payments provided for in Section 9(b) of the Original Agreement if such termination is by the Executive other than by reason of his death or disability, (ii) the Executive shall be entitled to the severance benefits and payments provided for in Section 9(d) of the Original Agreement if such termination is by reason of the Executive's death or Disability or is by the Company without Cause, provided, that if such termination of employment occurs during the Part-Time Period, the Executive shall not be entitled to receive any payment pursuant to Section 9(d)(ii) of the Original Agreement (other than any bonus payable with respect to the Final Year) and (iii) the Executive shall be entitled to the severance benefits and payments provided for in
Section 9(e) of the Original Agreement if such termination is by the Company for Cause.

6.2 The provisions of Section 9(f) of the Original Agreement shall apply during both the Full-Time Period and the Part-Time Period.

7.   Change in Control.

The provisions of Section 10(b) and 10(c) of the Original Agreement shall apply with respect to (i) the Change in Control of the Company that resulted from the acquisition of the Company by American Industrial Partners effective September 26, 1997 (the "AIP Change in Control") and (ii) any subsequent Change in Control of the Company that takes place during the Full-Time Period. For purposes of any Change in Control of the Company other than the AIP Change in Control, the definition of a "Change in Control of the Company" in
Section 10(a)(ii) of the Original Agreement shall be modified as follows:

          (i) Clause (A) shall be modified by replacing the phrase "on the date of this Agreement" with "on September 26, 1997", and by changing "20%" to "50%".

          (ii) The first clause of Clause (D) shall be modified to read "During any period of two consecutive years (but not including any period of time prior to September 26, 1997),"; and

          (iii) Clauses (E) and (F) shall be deleted.

For purposes of the definition of "Good Reason" in Section 10(a)(v) of the Original Agreement, the phrase "Effective Date" in Clauses (B), (C) and (D) shall mean the date of this Amendment.

8.   Options.

8.1 It is proposed that the Executive subscribe for and purchase up to 4,000 shares of the Company's Common Stock at a price of $100 per share.

8.2 If the Executive subscribes for and purchases shares of the Company's Common Stock as described in Section 8.1, (i) the Executive will be granted options ("Options") under the Company's 1997 Management Stock Option Plan (the "Option Plan") and (ii) the Executive will enter into a Stockholders Agreement (the "Stockholders Agreement") with the Company, American Industrial Partners Acquisition Company, LLC, and certain other Management Stockholders.

8.3 The Options will have an Exercise Price of $100 per share, and the number of Option Shares issuable upon exercise of the Options shall be seven times the number of shares of Common Stock that the Executive subscribes for and purchases as described in Section 8.1.

8.4 Notwithstanding anything in the Original Agreement, the Stockholders Agreement, the Option Plan, or any Option to the contrary in the event of the termination of the Executive's employment during the Term by the Company without Cause, the unvested portion of any Options held by the Executive that would otherwise have vested through the later of (i) March 11, 2000, or (ii) one year following the effective date of the Executive's termination of employment with the Company (the "Severance Vesting Date"), shall immediately vest, and all vested Options held by Executive (including those vesting pursuant to this clause) shall remain exercisable through the Severance Vesting Date. In determining the extent of such Option vesting, (i) it shall be assumed for purposes of the Option Plan that all performance-based targets for the Plan Year in which Executive's employment terminates and all subsequent Plan Years through the Severance Vesting Date are achieved at the 100% level, and (ii) with respect to the Plan Year in which the Severance Vesting Date occurs, such Option vesting shall be pro rata through the Severance Vesting Date.

8.5 The provisions of Sections 5 and 6 of the Original Agreement, having previously been performed, are hereby deleted.

EXCEPT AS provided in this Amendment, the Original Agreement continues in full force and effect in accordance with its terms.


BUCYRUS INTERNATIONAL, INC.


By:  /s/Robert L. Purdum                /s/W. R. Hildebrand
     ROBERT L. PURDUM                      WILLARD R. HILDEBRAND
     Its Chairman of the Board